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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                 --------------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                ARRIS GROUP, INC.
                -------------------------------------------------
             (Exact name of registrant as specified in its charter)

                Delaware                                 58-2588724
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(State of incorporation or organization)    (I.R.S. Employer Identification No.)


                             11450 Technology Circle
                              Duluth, Georgia 30097
          (Address of principal executive offices, including zip code)


If this Form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [X]

If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ ]

Securities Act registration statement file number to which this form relates:
333-61524

Securities to be registered pursuant to Section 12(b) of the Act:

          Title of each class                Name of each exchange on which
          to be so registered                each class is to be so registered
          -------------------                ---------------------------------
Common stock, $0.01 par value per share            Nasdaq National Market


Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                                      ----
                                (Title of class)


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                                EXPLANATORY NOTE

         On July 25, 2001, the stockholders of ANTEC Corporation, a Delaware corporation ("ANTEC"), approved and adopted the Agreement and Plan of Reorganization, dated as of October 18, 2000, as amended (the "Plan of Reorganization"), by and among ANTEC, Nortel Networks Inc., Nortel Networks LLC, Arris Interactive L.L.C., Broadband Transition Corporation and Broadband Parent Corporation (since renamed Arris Group, Inc.) (referred to herein as "Arris Group" or "Registrant"), providing for the merger (the "Merger") of Broadband Transition Corporation, a subsidiary of Arris Group, with and into ANTEC. The Merger was effective on August 3, 2001. ANTEC common stock, par value $0.01 per share, is no longer transferable, and certificates evidencing shares of ANTEC common stock represent only the right to receive, without interest, one share of Arris Group common stock, par value $0.01 per share, in accordance with the provisions of the Plan of Reorganization. Arris Group assumed the stock option plans of ANTEC, and each unexpired and unexercised outstanding option to purchase ANTEC common stock was automatically converted into an option to purchase the equivalent number of shares of Arris Group common stock at the same exercise price per share.

         As part of the transactions contemplated by the Plan of Reorganization, Nortel Networks LLC received 37 million shares of Arris Group common. The shares of common stock issued to Nortel Networks LLC are subject to the terms of an Amended and Restated Investor Rights Agreement, dated as of April 9, 2001, as amended, by and among Nortel Networks LLC, Nortel Networks Inc. and Arris Group.

ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         A description of the Registrant's Common stock, $0.01 par value per share, registered hereby is incorporated by reference to the description of the Registrant's capital stock set forth under the heading "Description of Broadband Parent Capital Stock Following the Transaction" in the Registrant's Form S-4 Registration Statement No. 333-61524 (the "Registration Statement"), initially filed with the Securities and Exchange Commission on May 23, 2001, as amended subsequently thereto.

ITEM 2.   EXHIBITS.

      Exhibit
      Number               Description
      ------               -----------
         3.1      Certificate of Incorporation of Broadband Parent Corporation
                  (since renamed Arris Group, Inc.) (incorporated by reference to Exhibit 3.1 to Registrant's Registration Statement on Form
                  S-4 (File Number 333-61524) filed with the Securities and
                  Exchange Commission on July 2, 2001).

         3.2      Certificate of Amendment to Certificate of Incorporation of
                  Broadband Parent Corporation changing its name to Arris Group,
                  Inc., filed in the Office of the Secretary of State of Delaware on July 18, 2001.*

         3.3      Bylaws of Broadband Parent Corporation (since renamed Arris
                  Group, Inc.) (incorporated by reference to Exhibit 3.2 to
                  Registrant's Registration Statement on Form S-4 (File Number
                  333-61524) filed with the Securities and Exchange Commission on July 2, 2001).

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

         10.1     Amended and Restated Investor Rights Agreement, dated as of
                  April 9, 2001, by and among Broadband Parent Corporation
                  (since renamed Arris Group, Inc.), Nortel Networks LLC and
                  Nortel Networks Inc. (incorporated by reference to Exhibit
                  10.1 filed with ANTEC Corporation's Current Report on Form 8-K
                  (File Number 000-22336) on April 13, 2001).

         10.2     First Amendment to Amended and Restated Investor Rights
                  Agreement, dated as of July 26, 2001, by and among Arris
                  Group, Inc. f/k/a Broadband Parent Corporation, Nortel
                  Networks LLC and Nortel Networks Inc.*

         * Filed herewith.


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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                              ARRIS GROUP, INC.


Date:  August 3, 2001                By:      /s/ Lawrence A. Margolis
                                              ---------------------------------
                                              Lawrence A. Margolis
                                              Vice President



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